Exhibit 99.1

VIAVID
communications simplified.

PetIQ, Inc.

Second Quarter 2017 Earnings Conference Call

August 14, 2017

PetIQ, Inc.
Second Quarter 2017 Earnings Conference Call
August 14, 2017

PetIQ, Inc. – Second Quarter 2017 Earnings Conference Call, August 14, 2017

CORPORATE PARTICIPANTS

Katie Turner, Investor Relations - ICR

Cord Christensen, Chairman and Chief Executive Officer

Scott Adcock, President

John Newland, Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Kevin Grundy, Jefferies

Jon Andersen, William Blair

Brian Nagel, Oppenheimer and Company

Joe Altobello, Raymond James Financial

PRESENTATION

Operator:

Greetings and welcome to the PetIQ Second Quarter 2017 Earnings Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Katie Turner. Thank you. You may begin.

Katie Turner:

Thank you. Good morning and welcome to PetIQ’s second quarter 2017 earnings conference call and Webcast. On today’s call are Cord Christensen, Chairman and Chief Executive Officer, Scott Adcock, President, and John Newland, Chief Financial Officer.

Before we begin, please remember that during the course of this call, Management may make forward-looking statements within the meaning of the Federal Securities Laws. These statements are based on Management’s current expectations and beliefs, and involve risks and uncertainties that could differ materially from actual events and those described in these forward-looking statements. Please refer to the Company’s prospectus filed with the Securities and Exchange Commission and the Company’s press release issued today for a detailed discussion of the risks that could cause actual results to differ materially from those expressed or implied in any forward-looking statements made today.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    www.viavid.com

PetIQ, Inc. – Second Quarter 2017 Earnings Conference Call, August 14, 2017

Finally, please note, on today’s call Management will refer to certain non-GAAP financial measures. While the Company believes these non-GAAP financial measures will provide useful information for investors, the presentation of this information is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP. Please refer to today’s press release for a reconciliation of the non-GAAP financial measures to the most comparable measures prepared in accordance with GAAP.

Management will also refer to EBITDA and Adjusted EBITDA on today’s call. For calculation of these measures, please refer to the Company’s press release.

Now, I’d like to turn the call over to Cord Christensen, Chairman and CEO.

Cord Christensen:

Thank you, Katie. Good morning everyone, and thanks for joining us on this first conference call as a public company. We’re glad to be here today. We enjoyed speaking with many of you while out on the road last month, and we look forward to meeting more of you during our visits to investor conferences in the near future.

Our recent IPO was a significant milestone for PetIQ and has positioned us well for increased long-term success as we build and scale our business. We want to thank our team for all the dedication and hard work, for without them our growth would not be possible. We believe we are well positioned for the future and for our success.

We are pleased to report strong results for the second quarter of 2017. Our net sales increased 42% to $87.2 million compared to $61.3 million for the same period the prior year. Adjusted EBITDA increased $4.2 million to $7.6 million for the second quarter. These results were driven by further penetration of our existing customers as a result of our expanded product lines and supported by new customer growth, particularly within the pet specialty channel.

We started the Company with the goal of increasing pet health and wellness by improving awareness, choice, accessibility and convenience of veterinarian-grade pet products. Pet parents can now find these same veterinary-grade medications, as well as over-the-counter flea and tick preventatives, across a host of retail channels including mass, food and drug, club, pet specialty, pharmacies and e-commerce.

Our mission to make pet lives better by educating pet parents on the importance of regular veterinarian care and veterinary-recommended pet products combined with the successful execution of our manufacturing and distribution strategy has led to $240 million in net sales on a trailing 12-month basis, representing a 44% compounded annual growth rate since 2011.

Our target addressable market of $8.4 billion is experiencing compounded annual growth of 6%, which is outpacing the growth of the broader $80 billion pet industry.

We’re well positioned to take advantage of the trends that are happening in the pet industry where there is rising pet ownership, pet humanization, and increased aging of pets that all depend on better pet health care.

Pet owners are shifting their retail purchases from less effective products, previously the only products available in the retail channel, to premium veterinarian-grade products that we sell. Pet owners,

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    www.viavid.com

PetIQ, Inc. – Second Quarter 2017 Earnings Conference Call, August 14, 2017

particularly those making limited or no visits to the veterinarian clinic, can now purchase veterinarian-grade products in retail stores they visit regularly. We believe we are well positioned to capitalize on these changes in consumer behavior because of our category leadership, our broad product portfolio, value proposition and, most importantly, strong customer relationships.

We are very proud of the infrastructure we have developed to service all of our customers. We’ve built out 460,000 square feet of our own facilities across four different locations, and have sufficient excess capacity to fuel our future growth without needing to make significant capital investments as a company.

With that, let me hand the call over to the Company’s President and co-Founder, Scott Adcock, to speak to some of our growth initiatives.

Scott Adcock:

Good morning everyone. Cord spoke about our strategic business position and how PetIQ plays an important role in providing access to vet-grade products to all consumers. I’d like to review several of our growth initiatives and summarize what we see as we look toward the future.

The Company is focused and executing on the following initiatives. First, awareness. We’ve done a great job so far, but we are a $240 million player in an $8.4 billion market. We are obviously still in the early innings and building strong awareness and plans with each of our retail partners to influence our continued growth.

Second, innovation. We’re focused on further product development and innovation in each of the pet categories that we participate in and continue to broaden our portfolio across each of our factories manufacturing disciplines.

Third, e-commerce. We are committed to our core e-commerce strategy that balances across all of our retail partners. We continue to focus on each of their e-commerce initiatives and assist them to maximize sell-through with our channel-specific brands on each of their digital platforms.

Fourth, SKU penetration. We continue to expand our SKU footprint with each of our customers. Our broad customer base is in various stages of maturity with PetIQ. With each year’s progress, our relationships mature and we continue to spread out and widen our footprint with our retail partners

Last, margin enhancement. We continue to improve our factories’ vast manufacturing capabilities and enhancements to our business. We are focused on a balanced approach as the business continues to grow and we benefit from scale-related efficiencies.

We’re very excited and pleased with our success to date and even more excited about our future opportunities of growth that we have in front of us. With that overview, our CFO John Newland will take you through some of the financial results. John.

John Newland:

Thank you, Scott. I will now review our second quarter financial summary. Before I get into the second quarter results, I want to review our successful IPO which closed on July 26, 2017. Upon closing, there were approximately 13.2 million Class A shares outstanding, which includes full exercise of the underwriters’ option to purchase additional shares. The Company received gross proceeds from the offering of approximately $115 million. We have used the gross proceeds to pay off the preference notes in the aggregate amount of $56 million and purchase limited liability company units from PetIQ Holdings, LLC, our holding company. PetIQ Holdings paid the underwriting discounts, commissions, fees and expenses of the offering and utilized the remaining amount of $44.3 million for the general corporate purposes to support the future growth and development of the business.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    www.viavid.com

PetIQ, Inc. – Second Quarter 2017 Earnings Conference Call, August 14, 2017

Additionally, I want to make sure that investors new to the PetIQ story understand our corporate structure. As I just mentioned, there were 13.2 million Class A shares in the IPO. These are the shares that you will see us reference on the income statement in a per share calculation, but doesn’t capture our full capitalization which includes another 8.3 million Class B voting shares held by our prior ownership group that are convertible to Class A shares on a one-for-one basis, but importantly, remain anti-dilutive and are therefore not considered in our per share calculations. That said, investors should consider both share classes, which represents approximately 21.5 million shares in aggregate, when doing any valuation or capitalization analysis.

With that, let’s transition to the second quarter. Net sales increased 42.3% to $87.2 million for the second quarter of 2017 compared to $61.3 million for the same period in the prior year. Net sales for the quarter were primarily driven by incremental sales with new customers as compared to the prior-year period.

Gross profit was $16.0 million or 18.3% as a percentage of net sales, compared to $9.0 million or 14.6% as a percentage of net sales in the same period last year. The higher margin rate versus the prior-year period was primarily due to improved economies of scale and product mix.

General and administrative expenses were $9.3 million compared to $8.3 million in the prior-year period. As a percentage of net sales, general and administrative expenses decreased 290 basis points to 10.6% for the second quarter of 2017 compared to 13.5% in the second quarter of 2016.

Operating income was $6.7 million or 7.7% as a percentage of net sales in the second quarter of 2017, representing an increase of 660 basis points compared to operating income of $0.7 million or 1.1% as a percentage of net sales in the second quarter of 2016. This increase in operating income is a result of higher sales volume and the ability to leverage the fixed cost nature of the Company’s business model.

Net Income was $6.1 million for the second quarter of 2017 compared to income of $0.6 million for the prior-year period. The prior-year period ended June 30, 2016 benefited from $0.7 million of Other Income associated with a warranty claim settlement which did not recur in this year’s second quarter.

Adjusted EBITDA increased $4.2 million to $7.6 million for the second quarter of 2017 compared to $3.4 million in the second quarter 2016. As a reminder, Adjusted EBITDA is a non-GAAP financial measure which is reconciled to net income in the financial tables that accompany this second quarter earnings release.

Turning now to the balance sheet. At the end of the second quarter, the Company had cash and cash equivalents of $1 million and total debt of $35.7 million. On a pro-forma basis, which gives effect to the net proceeds received from the IPO and subsequent retirement of the Company’s preference notes in the amount of $56 million, the Company would have had a cash position of $45.4 million, providing us ample ability to pursue our growth opportunities.

As a reminder, based off our business seasonality, the first half of the year represents a larger portion of our annual sales and profitability versus the second half of the year due to the preparation and timing of the flea and tick season.

This concludes our financial overview. I will now turn the call back to Cord for our closing remarks. Cord?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    www.viavid.com

PetIQ, Inc. – Second Quarter 2017 Earnings Conference Call, August 14, 2017

Cord Christensen:

Thanks, John. As you’ve heard today, PetIQ is in an extremely unique position with a business model that is supported by attractive macro trends and company-specific characteristics that are revolutionizing how pet parents obtain their animal health products. We are delighted to begin this journey with you and look forward to communicating years of additional successes ahead.

We’d now like to open up the call and to take some of your questions. Operator, over to you.

Operator:

Thank you. At this time, we will be conducting a question-and-answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you’d like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

Our first question comes from the line of Kevin Grundy with Jefferies. Please proceed with your question.

Kevin Grundy:

Thanks. Good morning, guys.

Cord Christensen:

Good morning, Kevin.

Kevin Grundy:

Congratulations on the successful IPO and strong quarter. I wanted to start with the top line guidance for the year. It implies a slowdown, I guess, to about 17% relative to the very strong 36% growth in the first half of the year, so a few questions related to that. One, was there any timing benefit or pipeline fill in the second quarter? Two, if not, why the deceleration or is this just some element of conservativism? Then John, I’m not sure you have this handy. Can you share with us the year-over-year comparisons from a growth rate perspective on the top line that you’ll be cycling? Either by quarter or first half of the year versus back half of the year.

Cord Christensen:

Kevin, that’s like 12 questions in one. We’ll try and …

Kevin Grundy:

You have to get used to it, Cord.

Cord Christensen:

I think there’s a couple of things. First, we gave growth targets during our road show and those growth targets were—take into account a longer trajectory that just what’s happening currently in 2017. We’ve obviously done better year-to-date than what our growth targets are and we believe that we’ll continue to see that we’ll exceed what our long-term growth targets are going forward. Scott did a great job, I think, annualizing or communicating what are main levers that we look at to drive growth and we will continue to focus on all of those. We’ve this year had an extremely successful year, having all those growth targets

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    www.viavid.com

PetIQ, Inc. – Second Quarter 2017 Earnings Conference Call, August 14, 2017

contribute, allowing us to exceed our long-term growth targets, but the difference I think is what you’re looking at, is the difference between year that we’re in growth targets versus what we think is a very responsible longer term growth target kind of position of the Company. So, I think that’s the real difference.

We will see in 2017 our normal deceleration that takes place the back half of the year. The flea and tick category in particular has a fill that takes place every year during Q1, the highest selling season as far as through the register in Q2, and most retailers will take in Q3 and start to normalize their inventories down to what they’ll call their winter inventory level in December that then gets replenished again in January. We’ve been doing this for close to nine years. We have very, very solid understanding of what that is and project accurately to what that seasonality looks like, and expect again this year for it to be similar to what last year and the year before that and the year before that has been. The deceleration is just normal business turnover practices that’s normalized into our business, as far as that goes, but our projected numbers for the year will be better than our long-term growth target; should be consistent with current performance, where we’re at today.

As far as the other part of the question, I think, John, were specific quarterly year-over-years.

John Newland:

Yes. Well, a couple of things. First of all, there was no timing benefit of any activity through the first half of ’17 this year that compared to prior years, so put your mind at ease on that one. Then as far as our growth, we’re 35%, give or take a couple hundredths of a percent, growth year-to-date and basically that’s annualizing on very little growth for the same half last year.

Kevin Grundy:

Okay. Thanks. That doesn’t sound like any—it sounds like the business is performing really well, if not better and maybe there’s some element of conservativism. Then, Cord, just broadly speaking I guess, it seems like the year’s playing out even probably a little bit better than you expected. Can you talk a little bit about what you’re seeing from a consumer demand perspective, retailer dynamics? Does anything stand out? You guys are obviously doing really well in the pet specialty channel. Are you seeing differences in consumer behavior in mass? I guess I ask that in the context broadly that we’re seeing growth slow in consumer packaged goods here in the U.S., kind of across categories, and there’s a myriad of reasons for that. But, can you speak to anything maybe that you’re seeing a little bit there from a consumer demand perspective, and then maybe talk about some of the differences you’re seeing by channel? Then I’ll pass it on. Thank you.

Cord Christensen:

Yes, I think—look, the thing’s you’re seeing, the headlines you’re reading, I don’t think we’re going to bring any insights that’s different. You get a broad enough view of what’s happening at the various specific brands in the retail space and how the online channel is playing relative to brick and mortar. There’s clearly right now winners and losers, and the good news is is we are doing a lot of business with the entire market and we’re very diversified across those channels, and I think we’ll see that as you read the headlines about all those, we definitely see our numbers following and proportionately be going across the winners and the losers in the same kind of rate as total market.

The one exception I would give you is we’re in a space where the ability to go into these major retail channels and educate pet parents that shop there every single week, every single month at a minimum, versus go to their veterinarian usually—I think the number statistic is like 17% of people or 18% of people go one time a year, and by the time you get to two and three times and no times it averages out to be a

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    www.viavid.com

PetIQ, Inc. – Second Quarter 2017 Earnings Conference Call, August 14, 2017

very small number of people go to the vet and most of them are going less than two times a year. We get to see those people 12, 14, 18, 30 times a year in these retail stores, so we get to educate them not only on the importance of going to the vet more frequently, giving them confidence that they needed to treat their pets with better care and hopefully grow the total category, but we’re also introducing them for the first time to the items that would be typically only found at the veterinarian. I think our category right now is doing better than the total kind of consumer package category because we’re giving people for the first time kind of that interaction and ability to get things that typically they would only find once or twice a year but they now can find every single time they go to the store.

We’re seeing good trends in what we’re doing. We think we’re in the right spot at the right time and I think we’re diversified across the broader retail market for us to be able to win with the win and winners, and hopefully support everybody in a way that they also like to have a level playing field to win and our goal is to give people the opportunity to not give people an excuse to leave their store to go someplace else and buy our stuff if they’re there, and that’s the way we’re balancing our channel strategy; we think everybody wins long term.

Kevin Grundy:

Okay. Thanks for the time. Good luck.

Operator:

Thank you. Our next question comes from the line of Jon Andersen with William Blair. Please proceed with your question.

Jon Andersen:

Good morning everybody. Thanks for the questions.

Cord Christensen:

Thanks, Jon.

Jon Andersen:

Wanted to ask first about the performance of some of your new products; if you could talk a little bit about the contribution that innovation is making to the business this year. I know you’ve had some good new innovation in the OTC business, and I also think you’ve had some in the health and wellness portion of your portfolio as well. But, if you could talk a little bit about the performance there, how that’s helping or contributing this year, and then if you could kind of pivot a little bit to talk about the pipeline and how you think about the innovation pipeline as you look a little bit further into the future. Thanks.

Cord Christensen:

Thanks, Jon. I think this year has been a great year for innovation contribution and we judge innovation in a lot of ways; some of it is specific item category we move into we haven’t been in before. Some of it’s improving old items, both in formula, form factor. Other things is also just the great job we do at learning how to message better on our packaging and our merchandising, and I think we’ve had over the last nine years a lot of education, a lot of feedback, a lot of results we’ve been able to track and we’ve seen great contribution from all three of those where base items have been refreshed and that innovation’s contributing to significant growth in our base items. New items are contributing to the category in other ways. I don’t think we’re a company that comes out and comments specifically on each individual item and their contribution, but we do comment on the overall just benefit that’s being derived from the new categories that are coming out.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    www.viavid.com

PetIQ, Inc. – Second Quarter 2017 Earnings Conference Call, August 14, 2017

As far as just brand new items contribution, it’s actually one of the smaller pieces in the contribution of our growth this year. Most of our growth is coming from our base business and the refresh and growth in some of those. Then the rest would be gaining new distribution where our base portfolio is being contributed or added to new customers and we’re able to expand the item count in some of those new companies. But, as far as specifically saying Item X is doing Y, that’s something that we keep very confidential.

The second part of your question was what’s the pipeline doing, and ultimately and where we’re focused on—and again, where we’re making investments to be consistent with our historical investments and similar categories we are in, yes, it will be in flea and tick, it will be in health and wellness, it will be in some of the treats that we do, and we see a very bright future for the next three years. But obviously, communicating our pipeline, what’s in it exactly, what’s doing would be something that we would rather find be the surprise when we present it to the retail community and a surprise to the competitors of what we’ve developed, so we’re not going to communicate specifically about our pipeline.

Jon Andersen:

Thanks, that’s good color. Could I ask you to comment a little bit more on your online strategy? To what extent online plays a role in your business today, and as you look to maybe build that over time, where are you playing? How do you anticipate that that will kind of develop?

Cord Christensen:

Thanks for the question, Jon. You know, we spend a very concerted approach on how we approached online up through really 2015, and then felt like as a company we needed to mature to understand what our channel strategy would be, and being the size of company we are and just the fact that that is the most sensitive headline probably in retail right now, we took an approach that we didn’t do business with any of the major online companies that you would think out there like Amazon or Chewy.com really until 2016. Our focus is that we want to maintain a channel strategy that we don’t do business at Amazon or any of the other places that would put our base brick and mortar business at risk, so we continue what we do well which is have the right defined channel strategy that let’s us do business in a healthy way across all of it.

As we’ve gone into the phase of our business in ’16 and ’17 where we’ve opened up that channel, it has created an environment where our most—as far as fastest growth rate as a percentage of our business is in the online segment and we’ve seen very significant growth. The good news is is the channel strategy definition or strategic plan we put in place has not been disruptive to our core business and we feel like we’ve got the right balance to grow very healthily online and still not disrupt our brick and mortar business in any way, Jon. I appreciate the question.

Jon Andersen:

Last one for me. The gross margin expansion in the quarter, really nice year-over-year improvement, which you pointed to economies of scale and product mix. Can you talk a little bit more about the ongoing opportunity to improve the gross margin rate in the business? This gets at maybe the infrastructure you have in place, the additional capacity you have to kind of support growth on the distribution, and on the proprietary value brand side of the business. Just trying to get a better handle on that opportunity to continue to grow your margins. Thanks.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    www.viavid.com

PetIQ, Inc. – Second Quarter 2017 Earnings Conference Call, August 14, 2017

Cord Christensen:

Thanks, Jon. I think you’ve said it best at the start of the question, that our Company became a very fun company to run once we started crossing well across $200 million in revenue in the sense that we really had a base of investment, both in our facilities and our people that was required just to maintain a business that works in a very complicated space. You have to have all the regulatory and compliance and footprint to do business whether you’re doing $200 million or you’re doing $500 million. The biggest contributor to the business in improving our margins year over year has been our economies of scale and having those economies of scale finally hit a threshold that we see the expanded margin.

We’ve given some growth targets relative to improved margins and improved EBITDA targets for the Company and we feel like where we are today, both from the economies of scale, the momentum we have in the market and the business and just general trends in pet in total put us in a place where we think we’re messaging conservatively what the long term kind of targets are for earnings and feel like you’ll still see expansion in there for all of the reasons we’ve outlined before.

Jon Andersen:

Great. Thank you. Congrats.

Cord Christensen:

Thanks, Jon.

Operator:

Thank you. Our next question comes from the line of Brian Nagel with Oppenheimer and Company. Please proceed with your question.

Brian Nagel:

Hi. Good morning.

Cord Christensen:

Good morning, Brian.

Brian Nagel:

Congrats on a nice quarter.

Cord Christensen:

Thanks (inaudible).

Brian Nagel:

My first question, I guess just digging through the financials here, again within the context of a really nice quarter. You show some nice expense leverage there. Maybe talk about the drivers of that and how we should think about basically expense leverage going forward, and I have a follow-up.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    www.viavid.com

PetIQ, Inc. – Second Quarter 2017 Earnings Conference Call, August 14, 2017

Cord Christensen:

Operating leverage and expense levels.

John Newland:

I think it—Brian, it gets back to the same thing that Cord just alluded to with Jon. As we continue to leverage all of the capital investments that were made earlier on with the company, our fixed versus variable expenses we’ll continue to capitalize on on the fact that we have a smaller percentage of variable versus fixed as we move forward. Also, as a reminder, we built up the 460,000 square feet of facility that positions us well into the future. We should be—yes, from that standpoint we’ll continue to see significant leverage as we grow the top line.

Cord Christensen:

Brian, I would add to John’s comment. If you think about when we talk about expanding our footprint inside of our existing customers, we have a lot of pallets and trucks that we’re not going out full. As you get more items placed, we start to have more efficient filling in pallets. The labor that picks and ships it doesn’t take any longer to fill those pallets, so we, as we grow and expand our base and get better order levels going out across, every leverage on the P&L becomes more efficient; our freight numbers, our other numbers that are there, everything is getting to a better place as we grow, so it really is a scale business where the incremental cost to put more items into those same customers just is not nearly as much as those first 10 or 20 items you’re shipping.

Brian Nagel:

Just remind us, where are we from a capacity utilization standpoint in the DCs and manufacturing facilities.

Cord Christensen:

We had not idea what the size of the business was. We did understand the size of the prize and we wanted to be ready for any of it, so we dramatically overinvested early on to be ready for whatever that looked like. Today, we estimate 60% excess capacity across our 460,000 square feet of plants.

Brian Nagel:

Got it. Then I guess the follow-up or my last question would be any update on the FTPOA, or how should we be thinking about that? How are you guys thinking about that?

Cord Christensen:

We track very closely the Fairness to Pet Owners Act, which the law states that if you go to your veterinarian they’re required to give you a copy of your prescription. We track it, like everybody does, closely. It’s been hit and miss on how it’s gone through. It is in committee and being discussed right now and we think it makes a lot of sense for consumers to have a copy of their prescription so they have choice. Obviously if they’re at the veterinarian already there’s going to be a huge advantage for the veterinarian still to be a part of that healthcare package, but right now it’s difficult for us to comment on when something will pass or if it will pass, but right now our business, our growth targets and how we’re running the Company is not dependent on it passing, but should only be an additional accelerator if for some reason it does. It’d be impossible for us to comment or create any guidance on what happens with it.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    www.viavid.com

PetIQ, Inc. – Second Quarter 2017 Earnings Conference Call, August 14, 2017

Brian Nagel:

Okay. Well, thank you. Congrats again.

Cord Christensen:

Thank you.

Operator:

Thank you. Our next question comes from the line of Joe Altobello with Raymond James. Please proceed with your question.

Joe Altobello:

Thanks. Good morning guys. Congratulations from me as well. I wanted to start out, you mentioned, Cord, a couple of this morning how increased distribution has really driven growth for you. Maybe if you can give us some specific examples of where you gained distribution in the second quarter, and maybe where you’re planning to gain distribution, both at new and existing customers in the back half of this year.

Cord Christensen:

I think we don’t really comment specifically on any specific customer or customer gains. I would tell you that we’ve had item expansion across every channel we do business in. We’ve had a disproportionate increase in gains on distribution in the pet specialty channel and that would be across all the major banners and regional players in that space where we’ve been able to build value for them and expand our position there. But, even our base business has been fast and (inaudible) business is going—it looks like you have a party going at your place, huh?

Joe Altobello:

I’m actually at my son’s baseball game. I apologize.

Cord Christensen:

All right. Just want to make sure you know it’s not us celebrating the quarter just yet. We’ll wait (inaudible) to celebrate the quarter.

Anyways, really we’ve done well across all of our channels. We’ve increased it and if you think about different customers have been around a lot longer than others. We’ve had more mature business in mass, but yet we’ve had expanded items and growth in that just like we have in others. Pet specialty, we’re only a couple of years into doing business there and we’re seeing bigger gains there, and in the future we see huge door count increases across channels in the drug channel and some of those segments, and obviously we’ve commented earlier that we see nice sales gain in the online segment as that continues to do be a contributing factor I think to everybody that’s figured out how to do that in a safe, healthy way.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    www.viavid.com

PetIQ, Inc. – Second Quarter 2017 Earnings Conference Call, August 14, 2017

Joe Altobello:

Okay, great. Actually, that was where I wanted to go next, e-commerce. If you could tell us how big that is for you today, how fast it’s growing and how fast you expect to increase the availability of SKUs in that channel. Thanks.

Cord Christensen:

I’ll kind of take your questions backwards. We have roughly 700 items in the Company that we either manufacture or distribute. We are slowly and measured bringing our portfolio onto the space, but I do think we’re going to see going into early 2018 almost all the items that we manufacture will be represented online with a very unique brand strategy to keep a balance with our base and brick and mortar business. I think you’ll see that we’ll see a significant increase in the SKU availability there, and so we still expect it to be a bright spot for the Company, but it will be very measured and guarded and we’ll definitely make sure we’re doing it in tune with our channel-specific kind of strategy to keep the Company healthy.

From an online—I don’t know if I have the numbers in front of me specifically, John, on the—I don’t think so. I think, Joe, what we would tell you is the online business up through 2015 was less than 1% of sales. When we changed our strategy to move forward, we’re seeing that we’re well into the teens at this point, which gives you kind of that kind of year-over-year increase and I think we’ll leave it at that at this point, that we’re accelerating that side of the business but it’s not something we’re going to comment specific on the exact number or the exact percentage at this point.

Joe Altobello:

Okay. Thank you, guys, and good luck.

Cord Christensen:

Thank you.

Male Speaker:

Thanks, Joe.

Operator:

Thank you. Mr. Christensen, there are no further questions at this time. I’ll turn the floor back to you for final comments.

Cord Christensen:

Thank you everybody. Well, we obviously are very excited about having such a successful IPO and even more excited about the results we were able to accomplish during Q2. Anyone who has been through this process understands how much of a distraction it is. An IPO can be as you take on what seems like two or three extra full-time jobs. I think it speaks to the focus of the Company, the ability to have such a great team in place to execute our plans and execute the Company while we were able to do that. We’re only looking forward to running the Company now without the distraction of underwriting an IPO and get back to our business and our core strategies and look forward to another call in another quarter with another great set of results as a company, and as we continue to grow with all of you. We really appreciate everybody’s time today and the opportunity to share our results and thank all the analysts for the great questions and the great opportunity to give everyone on the phone a little more detail about the business. Thank you for your time this morning and we’ll look forward to talking to you in the future.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    www.viavid.com

PetIQ, Inc. – Second Quarter 2017 Earnings Conference Call, August 14, 2017

Operator:

Thank you. This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    www.viavid.com